As filed with the Securities and Exchange Commission on February 23, 2001
                                              Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                        Enterprise Products Partners L.P.
                       Enterprise Products Operating L.P.
                (Name of registrant as specified in its charter)
                       ----------------------------------

              Delaware                                      76-0568219
              Delaware                                      76-0568220
    (State or other jurisdiction                         (I.R.S. Employer
  of incorporation or organization)                     Identification No.)

                                                        Richard H. Bachmann
        2727 North Loop West                           2727 North Loop West
        Houston, Texas  77008                          Houston, Texas  77008
           (713) 880-6500                                 (713) 880-6500
(Address, including zip code, and               (name, addres, including zip
telephone number, including area                code, and telephone number,
code, of Registrant's principal                 including area code, of agent
executive offices)                              for service)

                                   Copies to:
                             Vinson & Elkins L.L.P.
                                   1001 Fannin
                            Houston, Texas 77002-6760
                                 (713) 758-2222
                             Attn: Michael P. Finch

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
========================================= ================= ================== =================== ==================

                                                            Proposed Maximum    Proposed Maximum       Amount of
         Title of each class of             Amount to be     Offering Price        Aggregate       Registration Fee
      securities to be registered          Registered (1)       Per Unit         Offering Price           (2)
----------------------------------------- ----------------- ------------------ ------------------- ------------------
Common Units of Enterprise Products
Partners L.P.(3)....................
----------------------------------------- ----------------- ------------------ ------------------- ------------------
Debt Securities of Enterprise Products
Operating L.P.......................
----------------------------------------- ----------------- ------------------ ------------------- ------------------
Guaranties of Debt Securities by
Enterprise Products Partners L.P....
----------------------------------------- ----------------- ------------------ ------------------- ------------------
          Total.....................        $500,000,000                          $500,000,000        $125,000
                                            ------------                          ------------       ----------
========================================= ================= ================== =================== ==================

     (1) The amount of securities to be registered consists of $500,000,000 of an indeterminate number or amount of Common Units of Enterprise Products Partners L.P. ("Enterprise"), Debt Securities of Enterprise's subsidiary, Enterprise Products Operating L.P. ("Operating") and Guaranties of Operating's Debt Securities by Enterprise.
     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. No separate consideration will be received for any Guaranties of Debt Securities.
     (3) Includes Common Units that may be sold by or for the account of selling unitholders.


          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2001
PROSPECTUS
[Insert Logo]
The information in this offering memorandum is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until we deliver this offering memorandum to you in final form. We are not using this offering memorandum to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.


                                  $500,000,000

                        Enterprise Products Partners L.P.
                       Enterprise Products Operating L.P.

                                  COMMON UNITS

                                 DEBT SECURITIES

         We may offer the following securities under this Prospectus:

o Common Units representing limited partner interests in Enterprise Products Partners L.P., and

o Debt Securities of Enterprise Products Operating L.P., which will be guaranteed by its parent company, Enterprise Products Partners L.P.

         This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this prospectus. You should read this Prospectus and any Prospectus Supplement carefully before you invest.

         In addition, Common Units may be offered from time to time by other holders thereof. Any selling unitholders will be identified, and the number of Common Units to be offered by them will be specified, in a Prospectus Supplement to this Prospectus. We will not receive proceeds of any sale of shares by any such selling unitholders.

        The Common Units are listed on the New York Stock Exchange under the trading symbol "EPD." Any Common Units sold pursuant to a Prospectus Supplement will be listed on that exchange, subject to official notice of issuance. On
February 21, 2001, the closing price of a Common Unit on that exchange was $33.31.

         Unless otherwise specified in a Prospectus Supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

         YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF THINGS YOU SHOULD CONSIDER WHEN INVESTING IN OUR SECURITIES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

               The date of this Prospectus is February 23, 2001.

                                TABLE OF CONTENTS
                                                                           Page
FORWARD-LOOKING STATEMENTS...................................................1
WHERE YOU CAN FIND MORE INFORMATION..........................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................2
THE COMPANY..................................................................2
RISK FACTORS.................................................................3
USE OF PROCEEDS..............................................................6
RATIO OF EARNINGS TO FIXED CHARGES...........................................7
DESCRIPTION OF DEBT SECURITIES...............................................7
DESCRIPTION OF COMMON UNITS..................................................19
TAX CONSIDERATIONS...........................................................27
SELLING UNITHOLDERS..........................................................40
PLAN OF DISTRIBUTION.........................................................40
LEGAL MATTERS................................................................42
EXPERTS......................................................................42


                           FORWARD-LOOKING STATEMENTS

         The statements in this Prospectus and the documents incorporated by reference that are not historical facts are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this Prospectus and our assumptions about future events. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. These statements are subject to certain risks, uncertainties, and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions provide incorrect, actual results may vary materially from those anticipated, estimated, projected, or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

         o        competitive practices in the industries in which we compete,

         o fluctuations in oil, natural gas, and NGL product prices and production,

         o        operational and systems risks,

         o environmental liabilities that are not covered by indemnity or insurance,

         o the impact of current and future laws and governmental regulations (including environmental regulations) affecting the NGL industry in general, and our operations in particular,

         o        loss of a significant customer, and

         o failure to complete one or more new projects on time or within budget.

         We use words like "anticipate," "estimate," "project," "expect," "plan," "forecast," "intend," "could," and "may," and similar expressions and statements regarding our business strategy, plans and objectives for future operations to help identify forward-looking statements. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         Enterprise Products Partners L.P. and Enterprise Products Operating L.P. file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at
(800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public at the Commission's web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" into this Prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below filed by Enterprise Products Partners L.P. or Enterprise Products Operating L.P. and any future filings made by either company with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (2) Current Reports on Form 8-K filed with the Commission on March 2, 2000, March 14, 2000, March 20, 2000, September 26, 2000,
                  January 25, 2001, and February 2, 2001;

         (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

         (4) The description of the common units contained in the Registration Statement on Form 8-A, initially filed with the Commission on July 21, 1998, and any subsequent amendment thereto filed for the purposes of updating such description.

         We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Investor Relations, Enterprise Products Partners L.P., 2727 North Loop West, Suite 700, Houston, Texas 77008-1038; telephone number: (713) 880-2724.

                                   THE COMPANY

         Enterprise Products Partners L.P. (the "Company") is a publicly traded master limited partnership that was formed in April 1998 to acquire, own, and operate all of the NGL processing and distribution assets of Enterprise Products Company. We conduct all of our business through our 99% owned subsidiary, Enterprise Products Operating L.P. (the "Operating Partnership") and its subsidiaries and joint ventures. Enterprise Products GP, LLC (the "General Partner") is the general partner of the Company and the Operating Partnership, owning 1.0% and 1.0101% equity interests, respectively, in those partnerships.

         We are a leading integrated North American provider of processing and transportation services to domestic producers of natural gas, domestic and foreign producers of natural gas liquids ("NGLs") and other liquid hydrocarbons and domestic and foreign consumers of NGL and liquid hydrocarbon products. We manage a fully integrated and diversified portfolio of midstream energy assets. We own and operate:

         o        natural gas processing plants;
         o        NGL fractionation facilities;
         o        storage facilities;
         o        pipelines;

         o        a propylene production complex;
         o        rail transportation facilities; and
         o methyl tertiary butyl ether ("MTBE") production and propylene production and transportation facilities.

         Certain of these facilities are owned jointly by us and other industry partners, either through co-ownership arrangements or joint ventures. Some of these jointly owned facilities are operated by other owners.

         Our principal executive office is located at 2727 North Loop West, Houston, Texas 77008-1038, and our telephone number is (713) 880-6500.

Recent Developments

         Manta Ray, Nautilus and Nemo Pipeline Systems. On January 29, 2001, we acquired ownership interests in three natural gas pipeline systems and related equipment located offshore Louisiana in the Gulf of Mexico from affiliates of El Paso Energy Corp. for approximately $87 million in cash. These systems total approximately 360 miles of pipeline. We acquired a 25.67% interest in each of the Manta Ray and Nautilus pipeline systems and a 33.92% interest in the Nemo pipeline system. Affiliates of Shell Oil Company own an interest in all three systems, and an affiliate of Marathon Oil Company owns an interest in the Manta Ray and Nautilus systems. The Manta Ray system comprises approximately 237 miles of pipeline with a capacity of 750 million cubic fee ("MMcf") per day and related equipment, the Nautilus system comprises approximately 101 miles of pipeline with a capacity of 600 MMcf per day, and the Nemo system, when completed in the fourth quarter of 2001, will comprise approximately 24 miles of pipeline with a capacity of 300 MMcf per day.

         Stingray Pipeline System and Related Facilities. On January 29, 2001, we and an affiliate of Shell acquired, through a 50/50 owned entity, the Stingray natural gas pipeline system and related facilities from an affiliate of El Paso for approximately $50 million in cash. The Stingray system comprises approximately 375 miles of pipeline with a capacity of 1.2 billion cubic feet ("Bcf") per day offshore Louisiana in the Gulf of Mexico. Shell will be responsible for the commercial and physical operations of the Stingray system.

         Acadian Gas LLC. On September 25, 2000, we announced that we had executed a definitive agreement to acquire Acadian Gas, LLC ("Acadian Gas") from an affiliate of Shell for $226 million in cash, inclusive of working capital. Acadian Gas' assets are comprised of the 438-mile Acadian, 577-mile Cypress and 27-mile Evangeline natural gas pipeline systems, which together have over one Bcf of capacity. The system includes a leased natural gas storage facility at Napoleonville, Louisiana with 3.4 Bcf of capacity. The Acadian Gas system, located in South Louisiana, will integrate with our Gulf Coast natural gas processing and NGL fractionation, pipeline and storage system. We expect to close the acquisition in the first quarter of 2001.

         Lou-Tex NGL Pipeline. In November 2000, we completed construction of a wholly-owned, 206-mile, 12" NGL pipeline from Breaux Bridge, Louisiana to Mont Belvieu, Texas, with an initial capacity of 50,000 barrels per day. The Lou-Tex NGL pipeline transports mixed NGLs, NGL products and mixed propane/propylene streams between major markets in Louisiana and Texas.

                                  RISK FACTORS

         An investment in the securities involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information in this Prospectus before deciding to invest in the securities. The risks described below are not the only ones facing us. This Prospectus also contains forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

Risks Inherent in Our Business

         The Profitability of Our Operations Depends Upon the Spread Between Natural Gas Prices and NGL.

         Prices for natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

         o        the level of domestic production;
         o        the availability of imported oil and gas;
         o        actions taken by foreign oil and gas producing nations,;
         o the availability of transportation systems with adequate capacity;
         o        the availability of competitive fuels;
         o        fluctuating and seasonal demand for oil, gas and NGLs;
         o conservation and the extent of governmental regulation of production and the overall economic environment.

A decrease in the difference between natural gas and NGL prices results in lower margins on volumes processed.

         The Profitability of Our Operations Depends Upon the Demand and Prices for Our Products and Services.

         The products that we process are principally used as feedstocks in petrochemical manufacturing and in the production of motor gasoline and as fuel for residential and commercial heating. A reduction in demand for our products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could adversely affect our results of operations.

         Ethane. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Although ethane is typically separated from the natural gas stream at gas processing plants, if natural gas prices increase significantly in relation to NGL product prices or if the demand for ethylene falls, it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale as an ethylene feedstock thereby reducing the volume of NGLs for fractionation.

         Propane. Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating, engine and industrial fuel. The demand for propane as a heating fuel is significantly affected by weather conditions. The volume of propane sold is at its highest during the six-month peak heating season of October through March.

         Isobutane. Isobutane is predominantly used in refineries to produce alkylates to enhance octane levels and in the production of MTBE, which is used in motor gasoline. Accordingly, any action that reduces demand for motor gasoline in general or MTBE in particular would similarly reduce demand for isobutane. Further, we purchase almost all of the normal butane feedstock that we convert into isobutane for our non-tolling customers in the spot and import markets. It is generally profitable for us to convert normal butane into isobutane when the prevailing price of isobutane exceeds the prevailing price of normal butane by approximately 2.0 cents per gallon. On those occasions where the spread between isobutane and normal butane is narrow, we may find it more economical to purchase isobutane on the spot market for delivery to customers than to process the normal butane in our inventory. We frequently retain the normal butane in our inventory until pricing differentials improve or until product prices increase. However, if the price of normal butane declines, our inventory may decline in value. During periods in which isobutane spreads are narrow or inventory values are high relative to current prices for normal butane or isobutane, our operating margin from selling isobutane will be reduced.

         MTBE. The production of MTBE is driven by oxygenated fuels programs enacted under the federal Clean Air Amendments of 1990 and other legislation. Any changes to these programs that enable localities to opt out of these programs, lessen the requirements for oxygenates or favor the use of non-isobutane based oxygenated fuels would reduce the demand for MTBE. On March 25, 1999, the Governor of California ordered the phase-out of MTBE in California by the end of 2002 due to allegations by several public advocacy and protest groups that MTBE contaminates water supplies, causes health problems and has not been as beneficial in reducing air pollution as originally contemplated. In addition, legislation to amend the federal Clean Air Act has been introduced in the House of Representatives to ban the use of MTBE as a fuel additive within three years. Legislation introduced in the Senate would eliminate the Clean Air Act's oxygenate requirement in order to foster the elimination of MTBE in fuel. No assurance can be given as to whether this or similar legislation ultimately will be adopted or whether Congress or the EPA might take steps to override the MTBE ban in California.

         Propylene. Propylene is sold to petrochemical companies for a variety of uses, principally for the production of polypropylene. Propylene is subject to rapid and material price fluctuations. Any downturn in the domestic or international economy could cause reduced demand for, and result in an oversupply of, propylene, which could cause a reduction in the volumes of propylene that we produce and expose our investment in inventories of propane/propylene mix to pricing risk due to requirements for short-term price discounts in the spot or short-term propylene markets.

         The Profitability of Our Operations Depends upon the Availability of a Supply of NGL Feedstock.

         Our profitability is materially impacted by the volume of NGLs processed at our facilities. A material decrease in natural gas production or crude oil refining, as a result of depressed commodity prices or otherwise, or a decrease in imports of mixed butanes, could result in a decline in the volume of NGLs delivered to our facilities for processing, thereby reducing revenue and operating income.

         We Depend on Certain Key Customers and Contracts.

         We currently derive a significant portion of our revenues from contracts with certain key customers. The loss of these or other significant customers could adversely affect our results of operations. Lyondell Worldwide accounted for approximately 36.4% of our isomerization volumes in 1999. Our current contract with Lyondell has a ten-year term which expires in December 2009. Our unconsolidated affiliate, Belvieu Environmental Fuels ("BEF"), has an agreement with Sunoco pursuant to which Sunoco is required to purchase all of BEF's MTBE production through May 2005. Our contract for sales of high purity propylene to Montell accounted for approximately 37.9% of 1999 production. We are a party to a natural gas processing contract with Shell and certain of its affiliates which provides us with the right to process substantially all natural gas produced from the Shell entities' Gulf of Mexico properties for the next 20 years.

         We Experience Significant Competition.

         We face competition from oil, natural gas, natural gas processing and petrochemical companies. The principal areas of competition include obtaining gas supplies for processing operations, obtaining supplies of raw product for fractionation and the marketing and transportation of natural gas liquids.
Competition typically arises as a result of the location and operating efficiency of facilities, the reliability of services and price and delivery capabilities. Our NGL fractionation facilities at Mont Belvieu compete for volumes of mixed NGLs with three other fractionators at Mont Belvieu. In addition, certain major producers fractionate NGLs for their own account in captive facilities. The Mont Belvieu fractionation facilities also compete on a more limited basis with two fractionators in Conway, Kansas. We also compete with large, integrated energy and petrochemical companies in our isomerization, MTBE, propylene and natural gas processing businesses. Our customers who are significant producers or consumers of NGLs or natural gas may develop their own processing facilities in lieu of using our services or co-investing with us in new projects. In addition, certain of our competitors may have advantages in competing for acquisitions or other new business opportunities because of their financial resources and access to NGL supplies.

         We Are Subject to Operating and Litigation Risks Which May Not Be Covered by Insurance.

         Our operations are subject to all operating hazards and risks normally incidental to processing, storing and transporting, and otherwise providing for use by third parties, natural gas, NGLs, propane/propylene mix and MTBE. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We cannot assure you that the insurance we maintain will be adequate to protect us from all material expenses related to potential future claims for personal and property damage.

         Our Businesses are Subject to Governmental Regulation With Respect to Environmental, Safety and Other Regulatory Matters.

         Our business is subject to the jurisdiction of governmental agencies with respect to a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to more strict pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely impact our products and activities, including processing, storage and transportation. Federal and state agencies also could impose additional safety requirements, any of which could affect profitability. In addition, there are risks of accidental releases or spills associated with our operations, and we cannot assure you that material costs and liabilities will not be incurred, including those relating to claims for damages to property and persons.

         Our operations are subject to the Clean Air Act and comparable state statutes. Amendments to the Clean Air Act were adopted in 1990 and contain provisions that may result in the imposition of certain pollution control requirements with respect to air emissions from the operations of our pipelines and processing and storage facilities. For example, our Mont Belvieu processing and storage facility is located in the Houston-Galveston ozone non-attainment area, which is categorized as a "severe" area and, therefore, is subject to more restrictive regulations for the issuance of air permits for new or modified facilities. The Houston-Galveston area is among nine areas in the country in this "severe" category. Another consequence of this non-attainment status and efforts to eliminate it is the potential imposition of lower limits on the emissions of certain pollutants, particularly oxides of nitrogen which are produced through combustion, as in the gas turbines at the Mont Belvieu processing facility. Regulations to achieve attainment status and imposing new requirements on existing facilities in the Houston-Galveston area were promulgated by the Texas Natural Resource Conservation Commission in December, 2000. These regulations mandate 90% reductions in oxides of nitrogen emissions from point sources, such as the gas turbines at our Mont Belvieu processing facility. The technical practicality and economic reasonableness of requiring existing gas turbines to achieve such reductions, as well as the substantive basis for setting the 90% reduction requirements, have been challenged under state law in a suit we filed as part of a coalition of major Houston-Galveston area industries. If these regulations stand as issued, they would require substantial capital expenditures to redesign and modify these facilities to achieve the mandated reductions; however, the precise impact of these requirements on our operations cannot be determined until this litigation is resolved.

         We Depend Upon Our Key Personnel.

         We believe that our success has been dependent to a significant extent upon the efforts and abilities of our senior management team and in particular Dan Duncan, Chairman of the Board (age 68) and O. S. Andras, President and Chief Executive Officer (age 65). The simultaneous deaths or retirement of Mr. Duncan and Mr. Andras could have an adverse impact on our operations. However, in recent years we have added to the key members of our senior management team, thereby reducing the potential consequences that could result from losing the services of both Mr. Duncan and Mr. Andras within a short time. We do not maintain any life insurance for these persons.

Risks Inherent in an Investment in the Securities.

         The prospectus supplement accompanying this prospectus will describe any additional risk factors inherent in an investment in the particular securities being offering.

                                 USE OF PROCEEDS

         Except as may be set forth in a prospectus supplement, we will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general corporate purposes, such as working capital, investments in subsidiaries, the retirement of existing debt and/or the repurchase of common units or other securities. The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. We routinely review acquisition opportunities. A prospectus supplement will disclose any future proposal to use net proceeds from an offering of our securities to finance any specific acquisition, if applicable.

         We will not receive any proceeds from any sale of common units by any selling unitholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                          Year Ended December 31,                                    Nine Months Ended
                                                                                       September 30,
----------------------------------------------------------------------------     --------------------------
    1995             1996           1997            1998            1999           1999            2000
-------------     -----------     ----------     -----------     -----------     ----------     -----------
        1.73            2.38           2.11            1.16            5.84           5.99            6.50


         These computations include us and our subsidiaries, and 50% or less equity companies. For these ratios, "earnings" is the amount resulting from adding and subtracting the following items.

         Add the following:

         o pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

         o        fixed charges;

         o        amortization of capitalized interest;

         o        distributed income of equity investees; and

         o our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

         From the total of the added items, subtract the following:

         o        interest capitalized;

         o preference security dividend requirements of consolidated subsidiaries; and

         o minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

         The term "fixed charges" means the sum of the following:

         o        interest expensed and capitalized;

         o amortized premiums, discounts and capitalized expenses related to indebtedness;

         o an estimate of the interest within rental expenses (equal to one-third of rental expense); and

         o preference security dividend requirements of consolidated subsidiaries.


                         DESCRIPTION OF DEBT SECURITIES

         The debt securities will be issued under an Indenture dated as of March 15, 2000 (the "Indenture"), among the Operating Partnership, as issuer, the Company, as guarantor, and First Union National Bank, as trustee (the "Trustee"). The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Capitalized terms used in this Description of Debt Securities have the meanings specified in the Indenture.

         This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the Indenture. Since this Description of Debt Securities is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.

         References to the "Issuer" mean only Enterprise Products Operating L.P. and not its subsidiaries. References to the "Guarantor" mean only Enterprise Products Partners L.P. and not its subsidiaries. References to "we" and "us" mean the Issuer and the Guarantor collectively.

General

         The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The debt securities will be general obligations of the Issuer and the Guarantor and may be subordinated to Senior Indebtedness of the Issuer and the Guarantor. See "Description of Debt Securities - Subordination."

         A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers' certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        the form and title of the debt securities;

         o        the total principal amount of the debt securities;

         o the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

         o the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

         o any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

         o the dates on which the principal of the debt securities will be payable;

         o the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

         o        any optional redemption provisions;

         o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

         o        any changes to or additional Events of Default or covenants;

         o whether the debt securities are to be issued as Registered Securities or Bearer Securities or both; and any special provisions for Bearer Securities;

         o the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

         o        any other terms of the debt securities.

         The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the applicable series of debt securities, including those applicable to:

         o        Bearer Securities,

         o debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities,

         o debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency,

         o debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, and

         o variable rate debt securities that are exchangeable for fixed rate debt securities.

         At our option, we may make interest payments, by check mailed to the registered holders thereof or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

         Unless otherwise provided in the applicable prospectus supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in New York City, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable prospectus supplement.

         Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.

Guarantee

         The Guarantor will unconditionally guarantee to each holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the debt securities, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise.

Certain Covenants

         Except as set forth below or as may be provided in a prospectus supplement and supplemental indenture, neither the Issuer nor the Guarantor will be restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or capital stock or purchasing or redeeming its partnership interests or capital stock. The Indenture will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture will not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.

         Limitations on Liens. The Indenture will provide that the Guarantor will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance ("liens") other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money ("debt") of the Guarantor or the Issuer or any other person (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. "Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

         (1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

         (2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof,

except, in the case of either of the foregoing clauses (1) or (2):

                  (a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

                  (b) any such assets, plant or terminal which, in the opinion of the board of directors of the General Partner, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.

         Notwithstanding the foregoing, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Guarantor or any other person (other than the debt securities) other than a Permitted Lien without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.

         "Permitted Liens" means:

         (1)      liens upon rights-of-way for pipeline purposes;

         (2) any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

         (3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c)
                  delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

         (4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

         (5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

         (6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

         (7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Issuer or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

         (8)      any lien  incurred  in the  ordinary  course  of  business  in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

         (9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

         (10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

         (11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

         (12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

         (13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

         (14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

         "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

         (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

         (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

         Restriction on Sale-Leasebacks. The Indenture will provide that the Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless:

         (1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

         (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

         (3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the debt securities; or

         (4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the debt securities, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries. "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

         Notwithstanding the foregoing, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under "- Restrictions On Sale-Leasebacks," provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than the debt securities) secured by liens other than Permitted Liens upon Principal Property, do not exceed 10% of Consolidated Net Tangible Assets.

         In the Indenture, the term "Subsidiary" means:

         (1)      the Issuer; or

         (2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.

         Merger, Consolidation or Sale of Assets. The Indenture will provide that each of the Guarantor and the Issuer may, without the consent of the holders of any of the debt securities, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

         (1) the partnership, limited liability company or corporation formed by or resulting from any such consolidation or merger or to which such assets shall have been transferred (the "successor") is either the Guarantor or the Issuer, as applicable, or assumes all the Guarantor's or the Issuer's, as the case may be, obligations and liabilities under the Indenture and the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor).

         (2) the successor is organized under the laws of the United States, any state or the District of Columbia; and

         (3) immediately after giving effect to the transaction no Default or Event of Default shall have occurred and be continuing.

         The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default

         Each of the following will be an Event of Default under the Indenture with respect to a series of debt securities:

         (1) default in any payment of interest on any debt securities of that series when due, continued for 30 days;

         (2) default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

         (3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

         (4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the "bankruptcy provisions"); or

         (5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify the Issuer and the Guarantor of the default such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

         If an Event of Default (other than an Event of Default described in clause (4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding debt securities of a series may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the debt securities unless:

         (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

         (2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

         (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

         (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

         (5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

         Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

         The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any debt securities, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

         Modifications and amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities of each series affected thereby, no amendment may, among other things:

         (1) reduce the amount of debt securities whose holders must consent to an amendment;

         (2) reduce the stated rate of or extend the stated time for payment of interest on any debt securities;

         (3) reduce the principal of or extend the stated maturity of any debt securities;

         (4) reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed as described above under "Optional Redemption" or any similar provision;

         (5) make any debt securities payable in money other than that stated in the debt securities;

         (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities;

         (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

         (8) release the Guarantor or modify the Guarantee in any manner adverse to the holders.

         The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive compliance by the Issuer and the Guarantor with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the holders of a majority in aggregate principal amount of the debt securities of each series affected thereby, on behalf of all such holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the Indenture that cannot be modified or amended without the consent of all holders of the series of debt securities that is affected.

         Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

         (9)      cure any ambiguity, omission, defect or inconsistency;

         (10) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the
                  obligations   of  the   Guarantor  or  the  Issuer  under  the
                  Indenture;

         (11) provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in
                  Section 163(f) (2) (B) of the Code);

         (12)     add guarantees with respect to the debt securities;

         (13)     secure the debt securities;

         (14) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

         (15) make any change that does not adversely affect the rights of any holder; or

         (16) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

         The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

         The Issuer at any time may terminate all its obligations under a series of debt securities and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. If the Issuer exercises its legal defeasance option, the Guarantee will terminate with respect to that series.

         The Issuer at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the bankruptcy provisions with respect to the Guarantor and the Guarantee provision described under "Events of Default" above with respect to a series of debt securities ("covenant defeasance").

         The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (3), (4), (with respect only to the Guarantor) or (5) under "Events of Default" above.

         In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No Personal Liability of General Partner

         The General Partner and its directors, officers, employees, incorporators and stockholders, as such, shall have no liability for any obligations of the Guarantor or the Issuer under the debt securities, the Indenture or the Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Subordination

         Debt securities of a series may be subordinated to Senior Indebtedness (as defined below) to the extent set forth in the Prospectus Supplement relating thereto. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus

Supplement relating thereto, to the prior payment of all indebtedness of the Issuer and the Guarantor that is designated as "Senior Indebtedness" with respect to the series. "Senior Indebtedness" is defined generally to include all notes or other evidences of indebtedness for money borrowed by the Issuer, including guarantees, not expressed to be subordinate or junior in right of payment to any other indebtedness of the Issuer.

         Upon any payment or distribution of assets of the Issuer to creditors or upon a total or partial liquidation or dissolution of the Issuer or in a bankruptcy, receivership or similar proceeding relating to the Issuer or its property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of subordinated debt securities shall be entitled to receive any payment of principal, premium or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that the holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities).

         We may not make any payments of principal, premium or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or the Issuer and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which will include the Bank Indebtedness and any other specified issue of Senior Indebtedness of at least $100 million). During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the subordinated debt securities for a period (the "Payment Blockage Period") commencing on the receipt by the Issuer and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice"). The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and us from the person who have the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of the Senior Indebtedness shall have accelerated the maturity thereof, the Issuer may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

         By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

         The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

         Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry debt securities of a series will be issued in the form of a global security that will be deposited with DTC. This means that we will not issue certificates to each holder. One global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated securities, a global security may not be transferred; except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

         Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

         DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" with the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

         DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the Commission.

         DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

         We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

         It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

         Debt securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

         o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

         o we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

Limitations on Issuance of Bearer Securities

         The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the debt securities) or Bearer Securities (which will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, certain special limitations and conditions will apply.

         In compliance with United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Securities, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

         Bearer Securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

         For this purpose, "United States" includes the United States of America and its possessions, and "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         Pending the availability of a definitive global security or individual Bearer Securities, as the case may be, debt securities that are issuable as Bearer Securities may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), or Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable
Prospectus Supplement, the temporary global security will be exchangeable for interests in the definitive global security or for the individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership," which is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary global security will be paid to each of Euroclear and CEDEL with respect to that portion of the temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

The Trustee

         We may appoint a separate Trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term "Trustee" refers to the Trustee appointed with respect to the series of debt securities.

         We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

         The Indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                           DESCRIPTION OF COMMON UNITS

The Units

         As of December 31, 2000, we have outstanding 46,524,515 common units, 21,409,870 subordinated units and 16,500,000 convertible special units. The common units, the subordinated units and the convertible special units represent limited partner interests in the Company, which entitle the holders thereof to participate in Company distributions and exercise the rights or privileges available to limited partners under our Partnership Agreement. A summary of the important provisions of our Partnership Agreement and a copy of our Partnership Agreement are included in our reports filed with the Commission.

         The outstanding common units are listed on the New York Stock Exchange under the symbol "EPD." Any additional common units we issue will also be listed on the NYSE.

Cash Distribution Policy

         General

         We distribute to our partners, on a quarterly basis, all of our available cash. Available cash is defined in the Partnership Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the Company's business, (2) comply with applicable law or any Company debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs) or (3) provide funds for distributions to unitholders and the General Partner in respect of any one or more of the next four quarters.

         Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to the General Partner, and under certain circumstances it determines whether holders of subordinated units receive any distributions. See "-Quarterly Distributions of Available Cash."

         Operating surplus is defined in the Partnership Agreement and refers generally to (a) the sum of (1) the cash balance of the Company on July 31, 1998, the closing date of our initial public offering of common units (excluding $46.5 million spent from the proceeds of that offering on new projects), (2) all cash receipts of the Company from its operations since July 31, 1998 (excluding certain cash receipts that the General Partner designates as operating surplus), less (b) the sum of (1) all Company operating expenses, (2) debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), (3) maintenance capital expenditures and
(4) reserves established for future Company operations, in each case since July 31, 1998. Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

         To avoid the difficulty of trying to determine whether available cash distributed by the Company is from operating surplus or from capital surplus, all available cash distributed by the Company from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.

         If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $22.00 initial public offering price of the common units, plus any common unit arrearages, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. We do not anticipate that there will be significant distributions from capital surplus.

         The subordinated units are a separate class of interests in the Company, and the rights of holders of such interests to participate in distributions to partners differ from the rights of the holders of common units. For any given quarter, any available cash will be distributed to the General Partner and to the holders of common units, and may also be distributed to the holders of subordinated units depending upon the amount of available cash for the quarter, the amount of common unit arrearages, if any, and other factors discussed below.

         A total of 14,500,000 convertible special units were issued as part of the purchase price of Tejas Natural Gas Liquids LLC. These units do not accrue distributions and are not entitled to cash distributions until their conversion into an equal number of common units between August 1, 2000 and August 1, 2002. On August 1, 2000, 1,000,000 of the convertible special units were converted into an equal number of common units. As an additional part of the purchase price of Tejas Natural Gas Liquids LLC, we agreed to issue up to 6,000,000 more convertible special units to the seller if the volumes of natural gas that we process for Shell Oil Company and its affiliates reach certain agreed upon levels in 2000 and 2001. These additional contingent units would convert into an equal number of common units between August 1, 2002 and August 1, 2003. On August 1, 2000, 3,000,000 of these contingent convertible special units were issued to the seller under our foregoing agreement.

         The incentive distributions represent the right of the General Partner to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the target distribution levels have been achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed in excess of the payments made with respect to the minimum quarterly distribution of $0.45 per unit and common unit arrearages, if any, and the related 2% distribution to the General Partner.

         Subject to certain limitations contained in the Partnership Agreement, the Company has the authority to issue additional common units or other equity securities of the Company for such consideration and on such terms and conditions as are established by the General Partner in its sole discretion and without the approval of the unitholders. It is possible that the Company will fund acquisitions of assets or other capital projects through the issuance of additional common units or other equity securities of the Company. Holders of any additional common units issued by the Company will be entitled to share equally with the then-existing holders of common units in distributions of available cash by the Company. In addition, the issuance of additional common units may dilute the value of the interests of the then-existing holders of common units in the net assets of the Company. The General Partner will be required to make an additional capital contribution to the Company or the Operating Partnership in connection with the issuance of additional common units.

         The discussion in the sections below indicates the percentages of cash distributions required to be made to the General Partner and the holders of common units and the circumstances under which holders of subordinated units are entitled to receive cash distributions and the amounts thereof.

         Quarterly Distributions of available cash

         The Company will make distributions to its partners with respect to each calendar quarter of the Company prior to its liquidation in an amount equal to 100% of its available cash for such quarter. The Company expects to make distributions of all available cash within approximately 45 days after the end of each quarter to holders of record on the applicable record date. The minimum quarterly distribution and the target distribution levels are also subject to certain other adjustments as described below under "-Distributions from Capital Surplus" and "-Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

         With respect to each quarter during the Subordination Period, to the extent there is sufficient available cash, the holders of common units will have the right to receive the minimum quarterly distribution of $0.45 per unit, plus any common unit arrearages, prior to any distribution of available cash to the holders of subordinated units. Upon expiration of the Subordination Period, all subordinated units will be converted on a one-for-one basis into common units and will participate pro rata with all other common units in future distributions of available cash. Under certain circumstances, up to 50% of the subordinated units may convert into common units prior to the expiration of the Subordination Period. Common units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period, and subordinated units will not accrue any arrearages with respect to distributions for any quarter.

         Distributions from operating surplus during Subordinated Period

         The Subordination Period will generally extend until the first day of any quarter beginning after June 30, 2003 in respect of which (1) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units during such periods, (2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding during such period on a fully diluted basis and the related distribution on the general partner interests in the Company and the Operating Partnership and (3) there are no outstanding common unit arrearages.

         Prior to the end of the Subordination Period, a portion of the subordinated units will convert into common units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) June 30, 2001 with respect to 5,352,468 subordinated units, and (b) June 30, 2002 with respect to 5,352,468 subordinated units in respect of which (1) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units during such periods, (2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of $0.45 per unit on all of the common units and subordinated units that were outstanding during such period on a fully diluted basis and the related distribution on the general partner interests in the Company and the Operating Partnership and (3) there are no outstanding common unit arrearages; provided, however, that the early conversion of the second 5,352,468 subordinated units may not occur until at least one year following the early conversion of the first 5,352,468 subordinated units.

         Upon expiration of the Subordination Period, all remaining subordinated units will convert into common units on a one-for-one basis and will thereafter participate, pro rata, with the other common units in distribution on available cash. In addition, if the General Partner is removed as the general partner of the Company under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of such removal, (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing common unit arrearages will be extinguished and (3) the General Partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests.

         Adjusted operating surplus for any period generally means operating surplus generated during such period, less (a) any net increase in working capital borrowings during such period and (b) any net reduction in cash reserves for operating expenditures during such period not relating to an operating expenditure made during such period, and plus (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for operating expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Operating surplus generated during a period is equal to the difference between (1) the operating surplus determined at the end of such period and (2) the operating surplus determined at the beginning of such period.

         Distributions by the Company of available cash from operating surplus with respect to any quarter during the Subordination Period will be made in the following manner:

         first, 98% to the common unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to $0.45 per unit for such quarter.

         second, 98% to the common unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to any common unit arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

         third, 98% to the subordinated unitholders, pro rata and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to $0.45 per unit; and

         thereafter, in the manner described in "-Incentive Distributions-Hypothetical Annualized Yield" below.

         The above references to the 2% of available cash from operating surplus distributed to the General Partner are references to the amount of the percentage interest in distributions from the Company and the Operating Partnership of the General Partner (exclusive of its or any of its affiliates' interests as holders of common units or subordinated units). The General Partner owns a 1% general partner interests in the Company and a 1.0101% general partner interests in the Operating Partnership. With respect to any common unit, the term "common unit arrearages" refers to the amount by which the minimum quarterly distribution of $0.45 per unit in any quarter during the Subordination Period exceeds the distribution of available cash from operating surplus actually made for such quarter on a common unit issued in our initial public offering, cumulative for such quarter and all prior quarters during the Subordination Period. Common unit arrearages will not accrue interest.

         Distributions from Operating Surplus after Subordination Period

         Distributions by the Company of available cash from the operating surplus with respect to any quarter after the Subordination Period will be made in the following manner:

         first, 98% to all unitholders, pro rata and 2% to the General Partner, until there has been distributed in respect of each unit an amount equal to $0.45; and

         thereafter, in the manner described in "- Incentive Distributions" below.

         Incentive Distributions

         For any quarter for which available cash from operating surplus is distributed to the Common and subordinated unitholders in an amount equal to $0.45 per unit on all units and to the common unitholders in an amount equal to any unpaid common unit arrearages, then any additional available cash from operating surplus in respect of such quarter will be distributed among the unitholders and the General Partner in the following manner:

         first, 98% to all unitholders, pro rata, and 2% to the General Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate common unit arrearages) a total of $0.506 for such quarter in respect of each outstanding unit ( the "First Target Distribution");

         second, 85% to all unitholders, pro rata, and 15% to the General Partner, until the unitholders have received (in addition to any distribution to common unitholders to eliminate common unit arrearages) a total of $0.617 for such quarter in respect of each outstanding unit (the "Second Target Distribution");

         third, 75% to all unitholders, pro rata, and 25% to the General Partner, until the unitholders have received ( in addition to any distributions to common unitholders to eliminate common unit arrearages) a total of $0.784 for such quarter in respect of each outstanding unit ( the "Third Target Distribution"); and

         thereafter, 50% to all unitholders, pro rata, and 50% to the General Partner.

         The distributions to the General Partner set forth above that are in excess of its aggregate 2% general partner interest represent the Incentive Distributions.

         Distributions from Capital Surplus

         Distributions by the Company of available cash from capital surplus will be made in the following manner:

         first, 98% to all unitholders, pro rata, and 2% to the General Partner, until the Company has distributed, in respect of each outstanding common unit issued in our initial public offering, available cash from capital surplus in an aggregate amount per common unit equal to the initial unit price of $22.00;

         second, 98% to the holders of common units, pro rata, and 2% to the General Partner, until the Company has distributed, in respect of each outstanding common unit, available cash from capital surplus in an aggregate amount equal to any unpaid common unit arrearages with respect to such common unit; and

         thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

         As a distribution of available cash from capital surplus is made, it is treated as if it were a repayment of the initial unit price of $22.00 per unit. To reflect such repayment, the minimum quarterly distribution of $0.45 per unit and the target distribution levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the unrecovered capital of the common units immediately after giving effect to such repayment and the denominator of which is the unrecovered capital of the common units immediately prior to such repayment. This adjustment to the minimum quarterly distribution may make it more likely that subordinated units will be converted into common units (whether pursuant to the termination of the Subordination Period or to the provisions permitting early conversion of some subordinated units) and may accelerate the dates at which such conversions occur.

         When "payback" of the initial unit price has occurred, i.e., when the unrecovered capital of the common units is zero (and any accrued common unit arrearages have been paid), the minimum quarterly distribution and each of the target distribution levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of available cash from all sources will be treated as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, the General Partner will be entitled thereafter to receive 50% of all distributions of available cash in its capacity as General Partner (in addition to any distributions to which it or its affiliates may be entitled as holders of units).

         Distributions of available cash from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter with respect to which they are distributed.

         Adjustment of minimum quarterly distribution and target distribution levels

         In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, the minimum quarterly distribution, the target distribution levels, the unrecovered capital, the number of additional common units issuable during the Subordination Period without a unitholder vote, the number of common units issuable upon conversion of the subordinated units and other amounts calculated on a per unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of common units (whether effected by a distribution payable in common units or otherwise), but not by reason of the issuance of additional common units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

         The minimum quarterly distribution and the target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Company to become taxable as a corporation or otherwise subjects the Company to taxation as an entity for federal, state or local income tax purposes. In such event, the minimum quarterly distribution and the target distribution levels would be reduced to an amount equal to the product of (1) the minimum quarterly distribution and each of the target distribution levels, respectively, multiplied by (2) one minus the sum of (x) the maximum effective federal income tax rate to which the Company is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Company is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Company was not previously subject to state and local income tax, if the Company were to become taxable as an entity for federal income tax purposes and the Company became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

         Distributions of Cash upon Liquidation

         Following the commencement of the dissolution and liquidation of the Company, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss in the manner provided in the Partnership Agreement. The proceeds of such liquidation will first be applied to the payment of creditors of the Company in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the unitholders and the General Partner in accordance with their respective capital account balances as so adjusted.

         Partners are entitled to liquidating distributions in accordance with capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of the Company, to the extent required to permit common unitholders to receive their unrecovered capital plus any unpaid common unit arrearages. Thus, net losses recognized upon liquidation of the Company will be allocated to the holders of the subordinated units to the extent of their capital account balances before any loss is allocated to the holders of the common units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partner and any unitholders and then to the common unitholders until their capital account balances equal their unrecovered capital plus unpaid common unit arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Company to enable the holders of common units to fully recover all of such amounts, even though there may be cash available after such allocation for distribution to the holders of subordinated units.

         If the liquidation of the Company occurs before the end of the Subordination Period, any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

         first, to the General Partner and the holders of units having negative balances in their capital accounts to the extent of and in proportion to such negative balances:

         second, 98% to the holders of common units, pro rata, and 2% to the General Partner, until the capital account for each common unit is equal to the sum of (1) the unrecovered capital in respect of such common unit, (2) the amount of the minimum quarterly distribution for the quarter during which liquidation of the Company occurs and (3) any unpaid common unit arrearages in respect of such common unit;

         third, 98% to the holders of subordinated units, pro rata, and 2% to the General Partner, until the capital account for each common unit is equal to the sum of (1) the unrecovered capital in respect of such common unit, (2) the amount of the minimum quarterly distribution for the quarter during which liquidation of the Company occurs and (3) any unpaid common unit arrearages in respect of such common unit;

         fourth, 98% to all unitholders, pro rata, and 2% to the General Partner, until there has been allocated under this paragraph fourth an amount per unit equal to (a) the sum of the excess of the First Target Distribution per unit over the minimum quarterly distribution per unit for each quarter of the Company's existence, less (b) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the General Partner for each quarter of the Company's existence;

         fifth, 85% to all unitholders, pro rata, and 15% to the General Partner, until there has been allocated under this paragraph fifth an amount per unit equal to (a) the sum of the excess of the Second Target Distribution per unit over the First Target Distribution per unit for each quarter of the Company's existence, less (b) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the First Target Distribution per unit that were distributed 85% to the unitholders, pro rata, and 15% to the General Partner for each quarter of the Company's existence;

         sixth, 75% to all unitholders, pro rata, and 25% to the General Partner, until there has been allocated under this paragraph sixth an amount per unit equal to (a) the sum of the excess of the Third Target Distribution per unit over the Second Target Distribution per unit for each quarter of the Company's existence, less (b) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the Second Target Distribution per unit that were distributed 75% to the unitholders, pro rata, and 25% to the General Partner for each quarter of the Company's existence; and

         thereafter, 50% to all unitholders, pro rata, and 50% to the General Partner.

         If the liquidation occurs after the Subordination Period, the distinction between common units and subordinated units will disappear, so that clauses (ii) and (iii) of paragraph second above and all of paragraph third above will no longer be applicable.

         Upon liquidation of the Company, any loss will generally be allocated to the General Partner and the unitholders as follows:

         first, 98% to holders of subordinated units in proportion to the positive balances in their respective capital accounts and 2% to the General
Partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

         second, 98% to the holders of common units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner, until the capital accounts of the common unitholders have been reduced to zero; and

         thereafter, 100% to the General Partner.

         If  the  liquidation   occurs  after  the  Subordination   Period,  the
distinction between common units and subordinated units will disappear, so that all of paragraph first above will no longer be applicable.

         In addition, interim adjustments to capital accounts will be made at the time the Company issues additional partnership interests in the Company or makes distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the unitholders and the General Partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in the Company, distributions of property by the Company, or upon liquidation of the Company, will be allocated in a manner which results, to the extent possible, in the capital account balances of the General Partner equaling the amount which would have been the General Partner's capital account balances if no prior positive adjustments to the capital accounts had been made.

Transfer Agent and Registrar

         ChaseMellon Shareholder Services, LLC is our registrar and transfer agent for the common units. You may contact them at the following address:

                                    Mellon Investor Services LLC
                                    Overpeck Center
                                    85 Challenger Road
                                    Ridgefield Park, NJ 07760

All fees charged by the transfer agent for transfers of common units will be borne by us and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the affected holder.

Transfer of Common Units

         Until a common unit has been transferred on the books of the Company, the Company and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. Any transfers of a common unit will not be recorded by the transfer agent or recognized by the Company unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application (the form of which is set forth on the reverse side of the certificates representing the common units), the transferee of common units (i) becomes the record holder of such common units and shall constitute an assignee until admitted into the Company as a substitute limited partner, (ii) automatically requests admission as a substituted limited partner in the Company, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement,
(v) grants powers of attorney to officers of the General Partner and any liquidator of the Company as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Company in the respect of the transferred common units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the company. Such consent may be withheld in the sole discretion of the General Partner.

         Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Company in the respect of transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only (a) the right to assign the common units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Company with respect to the transferred common units. Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions or federal income tax allocations unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application with respect to such common units, and may not receive certain federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of common units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects to or chooses not to execute and forward the transfer application to the transfer agent.

                               TAX CONSIDERATIONS

         This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., special counsel to the General Partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Company and the Operating Partnership.

         No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs)or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

         All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

         No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

         For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

                  (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

                  (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

                  (3)   whether   our  method  for   depreciating   Section  743
         adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

Partnership Status

         A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

         No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the Operating Partnership as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the Operating Partnership will be classified as a partnership for federal income tax purposes.

         In rendering its opinion, counsel has relied on factual representations made by us and the General Partner. The representations made by us and our General Partner upon which counsel has relied are:

         (a) Neither we nor the Operating Partnership will elect to be treated as a corporation; and

         (b) For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

         Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the General Partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

         If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

         If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

         The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

         Unitholders who have become limited partners of the Company will be treated as partners of the Company for federal income tax purposes. Also:

                  (a)  assignees  who  have  executed  and  delivered   transfer
         applications, and are awaiting admission as limited partners, and

                  (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Company for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

         A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

         Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Company for federal income tax purposes.

Tax Consequences of Unit Ownership

         Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

         Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of

Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

         A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

         Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

         Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

         In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

         The  passive  loss  limitations  generally  provide  that  individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

         A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

         Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

         - interest on indebtedness properly allocable to property held for investment;

         - our interest expense attributed to portfolio income; and

         - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

         The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

         Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the General Partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

         Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the General Partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the General Partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the General Partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the General Partner.

         Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the General Partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.
Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

         An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity", will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

         Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

         Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

         - any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

         - any cash distributions received by the unitholder as to those units would be fully taxable; and

         - all of these distributions would appear to be ordinary income.

         Counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Common Units -- Recognition of Gain or Loss."

         Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

         Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2001 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2001 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

         Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.



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

         Treasury regulations under Section 743 of the Internal Revenue Code require that, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a
Section 743(b) adjustment attributable to property subject to depreciation under
Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the General Partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

         Although counsel is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

         A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

         The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment Of Operations

         Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

         Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the General Partner and its affiliates.
Please read "-- Allocation of Income, Gain, Loss and Deduction."

         To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

         If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Common Units -- Recognition of Gain or Loss."

         The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

         Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition Of Common Units

         Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

         Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

         Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset


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

capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

         The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized regulations allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

         Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

         - a short sale;

         - an offsetting notional principal contract; or

         - a futures or forward contract with respect to the partnership interest or substantially identical property.

         Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

         Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

         The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

         A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

         Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

         Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity Of Units

         Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election."

         We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

Tax-Exempt Organizations And Other Investors

         Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

         Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

         A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

         Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold (currently at the rate of 39.6%) on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

         In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

         Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

         Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

         The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

         Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names the General Partner as our Tax Matters Partner.

         The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

         A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

         Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

         (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

         (b)      whether the beneficial owner is

                  (1)      a person that is not a United States person,

                  (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

                  (3)      a tax-exempt entity;

         (c)      the  amount  and  description  of  units  held,   acquired  or
                  transferred for the beneficial owner; and

         (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

         Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

         Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, the General Partner, as our principal organizer, has registered us as a tax shelter with the Secretary of Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

         We must supply our tax shelter registration number to unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

         Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

         A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

                  (1)  for which there is, or was, "substantial authority," or

                  (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

         More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

         A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local And Other Tax Considerations

         In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." Based on current law and our estimate of our future operations, the General Partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

         It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

         A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

                               SELLING UNITHOLDERS

         In addition to covering our offering of securities, this Prospectus covers the offering for resale of an unspecified number of common units by selling unitholders. The applicable prospectus supplement will set forth, with respect to each selling unitholder,

         (1)      the name of the selling unitholder,

         (2) the nature of any position, office or other materials relationship which the selling unitholder will have had within the prior three years with us or any of our predecessors or affiliates,

         (3) the number of common units owned by the selling unitholders prior to the offering,

         (4) the amount of common units to be offered for the selling unitholder's account, and

         (5) the amount and (if one percent or more) the percentage of the common units to be owned by the selling unitholders after completion of the offering.

                              PLAN OF DISTRIBUTION

         We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

         o        the names of any underwriters, dealers or agents;

         o        the offering price;

         o        underwriting discounts;

         o        sales agents' commissions;

         o        other forms of underwriter or agent compensation;

         o discounts, concessions or commissions that underwriters may pass on to other dealers;

         o any exchange on which the common units or debt securities are listed.

         We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act of 1933.

         Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a "best efforts" basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

         Any brokers or dealers that participate in the distribution of the common units or debt securities may be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the securities act.

         When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

         We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

Distribution by Selling Unitholders

         Distribution of any common units to be offered by one or more of the selling unitholders may be effected from time to time in one or more transactions (which may involve block transactions) (1) on the New York Stock Exchange, (2) in the over-the-counter market, (3) in underwritten transactions;
(4) in transactions otherwise than on the New York Stock Exchange or in the over-the-counter market or (5) in a combination of any of these transactions. The transactions may be effected by the selling unitholders at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling unitholders may offer their shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling unitholders and/or the purchasers of the shares for whom they act as agent. The selling unitholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, or derivatives thereof, and may sell and deliver their common units in connection therewith. In addition, the selling unitholders may from time to time sell their common units in transactions permitted by Rule 144 under the Securities Act.

         As of the date of this prospectus, we have not engaged any underwriter, broker, dealer or agent in connection with the distribution of common units pursuant to this prospectus by the selling unitholders. To the extent required, the number of common units to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling unitholders from the sale of their common units offered hereby will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by us.

         The selling unitholders and any brokers, dealers, agents or underwriters that participate with the selling unitholders in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling unitholders in connection with the registration of the common units being offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling unitholders against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Vinson & Elkins L.L.P., our counsel, will issue an opinion for us about the legality of the common units and debt securities and the material federal income tax considerations regarding the common units. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

         The consolidated financial statements and the related consolidated financial statement schedules incorporated into this prospectus by reference from Enterprise Products Partners L.P.'s and Enterprise Products Operating L.P.'s respective Annual Reports on Form 10-K for the years ended December 31, 1999 and 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The  following  table  sets  forth the  estimated  expenses  payable by
Enterprise Products Partners L.P. ("Enterprise") and Enterprise Products Operating L.P. ("Operating") in connection with the issuance and distribution of the securities covered by this Registration Statement.


         Registration fee..................................    $125,000
         Fees and expenses of accountants..................     100,000
         Fees and expenses of legal counsel................     200,000
         Rating Agencies...................................     200,000
         Fees and expenses of Trustee and counsel..........      25,000
         Printing and engraving expenses...................     100,000
         Miscellaneous.....................................      25,000
                                                               --------
                    Total..................................    $775,000
                                                               ========

Item 15..Indemnification of Directors and Officers.

         Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership Agreement of Enterprise Products Partners L.P. and the Partnership Agreement of Enterprise Products Operating L.P. each provide that the Partnership will indemnify (i) the General Partner, (ii) any Departing Partner, (iii) any Person who is or was an affiliate of a General Partner or any Departing Partner, (iv) any Person who is or was a member, partner, officer director, employee, agent or trustee of a General Partner or any Departing Partner or any affiliate of a General Partner or any Departing Partner, or (v) any Person who is or was serving at the request of a General Partner or any Departing Partner or any affiliate of any such person, any affiliate of a General Partner or any
Departing Painter as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

         The Underwriting Agreements that the Company and the Issuer may enter into with respect to the offer and sale of securities covered by this Registration Statement will contain certain provisions for the indemnification of directors and officers of the Company and the Issuer and the Underwriters or Sales Agent, as applicable, against civil liabilities under the Securities Act.

Item 16..Exhibits.

         The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit
    No.                                                       Exhibit

*1.1--   Form of Underwriting Agreement (Debt Securities).
*1.2--   Form of Underwriting Agreement (common units).
2.1-- Purchase and Sale Agreement by and between Coral Energy, LLC and Enterprise Products Operating L.P. dated as of September 22, 2000 (incorporated by reference to Exhibit 10.1 on Form 8-K dated September 26, 2000).
3.1--    Second  Amended  and  Restated  Agreement  of  Limited  Partnership  of
         Enterprise Products Partners L.P. dated as of September 17, 1999 (incorporated by reference to Exhibit 4 on Form 8-K dated October 4,
         1999).
3.2-- First Amended and Restated Limited Liability Company Agreement of the General Partner dated as of September 17, 1999 (incorporated by reference to Exhibit 99.8 on the Form 8-K/A-1 dated October 27, 1999).
3.3--    Form of  Amended  and  Restated  Agreement  of Limited  Partnership  of
         Enterprise  Products  Operating  L.P.  (incorporated  by  reference  to
         Exhibit 3.2 to Registration Statement on Form S-1/A, File No. 333-52537, filed on July 21, 1998).
4.1--    Indenture  dated  as of  March  15,  2000,  among  Enterprise  Products
         Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and First Union National Bank, as Trustee.
*4.2--   Form of Debt Securities.
4.3--    Form of Common unit  certificate  (incorporated by reference to Exhibit
         4.1 to Registration Statement on Form S-1/A, File No. 333-52537, filed on July 21, 1998).
4.4-- Multi-Year Revolving Credit Facility dated as of November 17, 2000, among Enterprise Products Operating L.P., First Union National Bank, as Administrative Agent, Bank One, NA, as Documentation Agent, the Chase Manhattan Bank, as Syndication Agent, and the several banks from time to time parties thereto, with First Union Securities, Inc. and Chase Securities Inc. as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit 4.2 to Form 8-K dated January 24,
         2001).
4.5-- 364-Day Revolving Credit Facility November 17, 2000, among Enterprise Products Operating L.P., First Union National Bank, as Administrative Agent, Bank One, NA, as Documentation Agent, the Chase Manhattan Bank, as Syndication Agent, and the several banks from time to time parties thereto, with First Union Securities, Inc. and Chase Securities Inc. as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit 4.3 to Form 8-K dated January 24, 2001).
4.6--    Guaranty  Agreement  dated  as of  November  17,  2000,  by  Enterprise
         Products Partners L.P. in favor of First Union National Bank, as Administrative Agent, with respect to the Multi-Year Revolving Credit Facility included as Exhibit 4.4 above (incorporated by reference to Exhibit 4.4 to Form 8-K dated January 24, 2001).
4.7--    Guaranty  Agreement  dated  as of  November  17,  2000,  by  Enterprise
         Products Partners L.P. in favor of First Union National Bank, as Administrative Agent, with respect to the 364-Day Revolving Credit Facility included as Exhibit 4.5 above (incorporated by reference to Exhibit 4.5 to Form 8-K dated January 24, 2001).
4.7-- Unitholder Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit 99.5 on Form 8-K dated October 4, 1999).
4.8-- Contribution Agreement dated September 17, 1999 (incorporated by reference to Exhibit 1 on Form 8-K dated October 4, 1999).
4.9-- Registration Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit 3 on Form 8-K dated October 4, 1999).
4.10-- Unitholder Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit 2 on Form 8-K dated October 4, 1999).
**5.1--  Opinion of Vinson & Elkins L.L.P.
**8.1-- Opinion of Vinson & Elkins L.L.P. relating to certain tax matters. **12.1-- Calculation of Ratio of Earnings to Fixed Charges.

**23.1-- Consent of Deloitte & Touche LLP
23.3--   Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
24.1--   Powers of Attorney (included on signature page).
**25.1-- Form T-1 Statement of Eligibility of Trustee under the Debt  Securities
         Indenture.

---------------------

* The Company will file as an exhibit to a Current Report on Form 8-K (i) any form of Debt Securities, Depositary Receipts or Depositary Agreement, (ii) any form of underwriting agreement to be used in connection with an offering of securities, and (iii) any statement of eligibility of a trustee in connection with an offering of Debt Securities.
**       Filed herewith.

Item 17. Undertakings.

         (a)      The registrants hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided,  however,  that the undertakings set forth in clauses (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      The registrants hereby undertake that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of

         1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 23, 2001.

                        ENTERPRISE PRODUCTS PARTNERS, L.P.

                        By:      ENTERPRISE PRODUCTS G.P., LLC
                                 As General Partner


                        By:         /s/  O. S. ANDRAS
                           --------------------------------------------------
                                 O. S. Andras
                                 President and Chief Executive Officer


                        ENTERPRISE PRODUCTS OPERATING, L.P.

                        By:      ENTERPRISE PRODUCTS G.P., LLC
                                 As General Partner


                        By:         /s/  O. S. ANDRAS
                           --------------------------------------------------
                                 O. S. Andras
                                 President and Chief Executive Officer

                                   SIGNATURES

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Creel, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the day of February, 2001.

          Signature                                    Title
                                        (of Enterprise Products GP, LLC)

 /s/  DAN L. DUNCAN                     Chairman of the Board and Director
------------------------------
      Dan L. Duncan


 /s/  O. S. ANDRAS                      President, Chief Executive Officer and
----------------------------            Director (Principal Executive Officer)
      O. S. Andras

 /s/  RANDA L. DUNCAN                   Director
------------------------------
      Randa L. Duncan


 /s/  RICHARD H. BACHMANN               Executive Vice President, Chief Legal
----------------------------            Officer and Director
      Richard H. Bachmann


 /s/  MICHAEL A. CREEL                  Executive Vice President and Chief
------------------------------          Financial Officer
      Michael A. Creel                  (Principal Financial Officer)


 /s/  MICHAEL J. KNESEK                 Vice President, Controller and Principal
----------------------------            Accounting Officer
      Michael J. Knesek


 /s/  JORN A. BERGET                    Director
------------------------------
      Jorn A. Berget


 /s/  DR. RALPH S. CUNNINGHAM           Director
-----------------------------
      Dr. Ralph S. Cunningham


 /s/  JERELYN R. EAGAN                  Director
------------------------------
      Jerelyn R. Eagan


 /s/  CURTIS R. FRASIER                 Director
------------------------------
      Curtis R. Frasier

 /s/  LEE. W. MARSHALL, SR.             Director
----------------------------
      Lee W. Marshall, Sr.


 /s/  RICHARD S. SNELL                  Director
------------------------------
      Richard S. Snell

                                INDEX TO EXHIBITS
Exhibit
  No.                                Exhibit

*1.1     Form of Underwriting Agreement (Debt Securities).
*1.2     Form of Underwriting Agreement (common units).
2.1.-- Purchase and Sale Agreement by and between Coral Energy, LLC, and Enterprise Products Operating L.P. dated as of September 22, 2000 (incorporated by reference to Exhibit 10.1 on Form 8-K dated September 26, 2000).
3.1      Second  Amended  and  Restated  Agreement  of  Limited  Partnership  of
         Enterprise Products Partners L.P. dated as of September 17, 1999 (incorporated by reference to Exhibit 4 on Form 8-K dated October 4,
         1999).
3.2 First Amended and Restated Limited Liability Company Agreement of the General Partner dated as of September 17, 1999 (incorporated by reference to Exhibit 99.8 on the Form 8-K/A-1 dated October 27, 1999).
3.3      Form of  Amended  and  Restated  Agreement  of Limited  Partnership  of
         Enterprise  Products  Operating  L.P.  (incorporated  by  reference  to
         Exhibit 3.2 to Registration Statement on Form S-1/A, File No. 333-52537, filed on July 21, 1998).
4.1      Indenture  dated  as of  March  15,  2000,  among  Enterprise  Products
         Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and First Union National Bank, as Trustee.
*4.2     Form of Debt Securities.
4.3      Form of Common unit  certificate  (incorporated by reference to Exhibit
         4.1 to Registration Statement on Form S-1/A, File No. 333-52537, filed on July 21, 1998).
4.4 Multi-Year Revolving Credit Facility dated as of November 17, 2000, among Enterprise Products Operating L.P., First Union National Bank, as Administrative Agent, Bank One, NA, as Documentation Agent, the Chase Manhattan Bank, as Syndication Agent, and the several banks from time to time parties thereto, with First Union Securities, Inc. and Chase Securities Inc. as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit 4.2 to Form 8-K dated January 24,
         2001).
4.5 364-Day Revolving Credit Facility November 17, 2000, among Enterprise Products Operating L.P., First Union National Bank, as Administrative Agent, Bank One, NA, as Documentation Agent, the Chase Manhattan Bank, as Syndication Agent, and the several banks from time to time parties thereto, with First Union Securities, Inc. and Chase Securities Inc. as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit 4.3 to Form 8-K dated January 24, 2001).
4.6      Guaranty  Agreement  dated  as of  November  17,  2000,  by  Enterprise
         Products Partners L.P. in favor of First Union National Bank, as Administrative Agent, with respect to the Multi-Year Revolving Credit Facility included as Exhibit 4.4 above (incorporated by reference to
         Exhibit 4.4 to Form 8-K dated January 24, 2001).
4.7      Guaranty  Agreement  dated  as of  November  17,  2000,  by  Enterprise
         Products Partners L.P. in favor of First Union National Bank, as Administrative Agent, with respect to the 364-Day Revolving Credit Facility included as Exhibit 4.5 above (incorporated by reference to
         Exhibit 4.5 to Form 8-K dated January 24, 2001).
4.7 Unitholder Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit 99.5 on Form 8-K dated October 4, 1999).
4.8 Contribution Agreement dated September 17, 1999 (incorporated by reference to Exhibit 1 on Form 8-K dated October 4, 1999).
4.9 Registration Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit 3 on Form 8-K dated October 4, 1999).
4.10 Unitholder Rights Agreement dated September 17, 1999 (incorporated by reference to Exhibit 2 on Form 8-K dated October 4, 1999).
**5.1    Opinion of Vinson & Elkins L.L.P.
**8.1    Opinion of Vinson & Elkins L.L.P. relating to certain tax matters.
**12.1   Calculation of Ratio of Earnings to Fixed Charges.
**23.1   Consent of Deloitte & Touche LLP.
23.3     Consent of Vinson & Elkins  L.L.P.  (included  in  Exhibits  5.1 and
         8.1).
24.1     Powers of Attorney (included on signature page).
**25.1 Form T-1 Statement of Eligibility of Trustee under the Debt Securities Indenture.
---------------------

* The Company will file as an exhibit to a Current Report on Form 8-K (i) any form of Debt Securities, Depositary Receipts or Depositary Agreement, (ii) any form of underwriting agreement to be used in connection with an offering of securities, and (iii) any statement of eligibility of a trustee in connection with an offering of Debt Securities.
**       Filed herewith.

                                                                     Exhibit 5.1


                     [Letterhead of Vinson & Elkins L.L.P.]


                                February 22, 2001



Enterprise Products Partners L.P.
Enterprise Products Operating L.P.
2727 N. Loop West
Houston, Texas 77008

Ladies and Gentlemen:

         We have participated in the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended on the effective date thereof being referred to herein as the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof with respect to the registration of up to $800 million of Common Units of Enterprise Products Partners L.P. ("Enterprise") and/or debt securities (the "Debt Securities") of Enterprise Products Operating L.P. ("Operating") and guaranties (the "Guaranties") of such debt securities by Enterprise (the Common Units, Debt Securities and Guaranties being referred to collectively herein as the "Securities"). We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the "Prospectus").

         In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Second Amended and Restated Agreement of Limited Partnership of Enterprise, dated as of September 17, 1999, (iii) the Amended and Restated Agreement of Limited Partnership of Enterprise Products Operating L.P., and (iv) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Enterprise (and, if appropriate, Operating) and the other parties thereto; and (v) any Securities issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. With respect to the Common Units, when (i) Enterprise has taken all necessary action to approve the issuance of such Common Units, the terms of the offering and related matters and (ii) the Common Units have been issued and delivered in accordance with terms of the applicable definitive purchase, underwriting or similar agreement approved by Enterprise upon payment of the consideration therefor provided for therein, then the Common Units will be validly issued, fully paid and non-assessable.

         2.       With respect to the Debt Securities and the  Guaranties,  when
                  (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) Operating and Enterprise have taken all necessary action to approve the issuance and terms of such Debt Securities and Guaranties, the terms of the offering thereof and related matters; and (iii) such Debt Securities and Guaranties have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by Operating and Enterprise upon payment of the consideration therefor provided for therein, such Debt Securities and Guaranties will be legally issued and will constitute valid and legally binding obligations of Operating and Enterprise, respectively, enforceable against Operating and Enterprise in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors' rights generally and general principles of equity.

         We hereby consent to the references to this firm under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                        Very truly yours,


                                        /s/ VINSON & ELKINS L.L.P.
                                        ----------------------------------------
                                             Vinson & Elkins L.L.P.

                                                                    Exhibit 8.1


                     [Letterhead of Vinson & Elkins L.L.P.]


                                February 22, 2001



Enterprise Products Partners L.P.
Enterprise Products Operating L.P.
2727 N. Loop West
Houston, Texas 77008

Ladies and Gentlemen:

         We have participated in the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended on the effective date thereof being referred to herein as the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof with respect to the registration of up to $800 million of Common Units of Enterprise Products Partners L.P. ("Enterprise") and/or debt securities of Enterprise Products Operating L.P. and guaranties of such debt securities by Enterprise. We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the "Prospectus").

         The statements in the Prospectus as to matters of law and legal conclusions under the caption "Federal Income Tax Considerations" have been prepared by us and, in our opinion, are based upon reasonable interpretations of law in effect as of the date hereof.

         We hereby consent to the references to this firm under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                                     Very truly yours,


                                                     /s/ VINSON & ELKINS L.L.P.
                                                     ---------------------------
                                                          Vinson & Elkins L.L.P.

                                                           ENTERPRISE PRODUCTS PARTNERS L.P.                            EXHIBIT 12.1
                                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                (amounts in millions $)

                                                                                                               Nine Months Ended
                                                                       Year Ended December 31,                   September 30,
                                                     ---------------------------------------------------  --------------------------
                                                      1995       1996      1997      1998      1999         1999             2000
Income (loss) before minority interest and
  equity investments                                 $22.9      $5.7      $37.0     $(5.5)    $108.0       $ 59.0           $143.7
Add:
     Fixed charges                                    36.5       6.6       37.6      21.5       23.3         12.5             29.9
     Amortization of capitalized interest              0.1       0.1        0.1       0.1        0.1          0.1              0.1
     Distributed income of equity investees            5.0       7.2        7.3       9.1        6.0          4.6             26.0
Less:
     Capitalized interest                             (1.1)     (1.6)      (2.0)     (0.2)      (0.2)        (0.1)            (2.3)
     Minority interest                                (0.4)     (0.6)      (0.5)     (0.1)      (1.2)        (0.6)            (1.7)
                                                     ---------------------------------------------------  -------------- -----------
Total Earnings                                       $63.0      $7.4      $79.5     $24.9     $136.0       $ 75.5           $195.7
                                                      ===================================================  ============== ==========

Fixed charges:
     Interest expense                                 27.6      $6.3      $25.7     $15.1       16.4       $  8.0           $ 23.3
     Capitalized interest                              1.1       1.6        2.0       0.2        0.2          0.1              2.3
     Interest portion of rental expense                7.8       8.8        9.9       6.2        6.7          4.5              4.5
                                                     ---------------------------------------------------  -------------- -----------
     Total                                           $36.5      $6.7      $37.6     $21.5     $ 23.3       $ 12.6           $ 30.1
                                                     ===================================================  ============== ===========

Ratio of Earnings to Fixed Charges                     1.73x     2.38x      2.11x     1.16x      5.84x        5.99x            6.50x
                                                     ===================================================  ============== ===========


                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on Form S-3 of our report dated February 25, 2000, appearing in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 1999, our report dated February 25, 2000, appearing in the Annual Report on Form 10-K of Enterprise Products Operating L.P. for the year ended December 31, 1999 and to the reference to us under the headings "Experts" in the Prospectus, which is part of such Registration Statement.







/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 23, 2001